Exhibit 99.1

News Release

Novelis Reports Third Quarter of Fiscal Year 2014 Results
Strategic Global Capacity Expansions Delivering Results

•	Net Income, Excluding Certain Items, of $23 million

•	Adjusted EBITDA of $203 million

•	Free Cash Flow Before Capex of $96 million

•	Investing in High Growth Automotive Market

ATLANTA, February 10, 2014 – Novelis, the world leader in aluminum rolling and recycling, today reported net income attributable to its common shareholder of $13 million for the third quarter of fiscal 2014. Excluding certain tax-effected items, net income was $23 million for the quarter, up $14 million compared to $9 million reported in the same period a year ago.
Adjusted EBITDA for the third quarter of fiscal 2014 was $203 million, up 10 percent compared to $185 million reported for the same period in the prior year. The increase was driven primarily by higher global shipments partially offset by continued pricing pressures in North America and Asia and reduced scrap benefits from lower aluminum prices.
“Our execution in the third quarter was excellent,” said Phil Martens, President and Chief Executive Officer for Novelis, "with year-over-year shipment growth in every operating region.  We have made great progress in the commissioning of our major expansions and we are now seeing the benefits of some of these projects in our results. While external market pressures partially offset the bottom line impact of this volume growth, we are confident about the realizable potential for this business as the new projects come on-line.”
Shipments of aluminum rolled products totaled 721 kilotonnes for the third quarter of fiscal 2014, an increase of 11 percent compared to 647 kilotonnes for the same period last year. Despite being a seasonally low production quarter, shipments were up one percent sequentially compared to the second quarter. Net sales for the third quarter of fiscal 2014 were $2.4 billion, up four percent compared to the prior year resulting from higher shipments partially offset by a 12 percent decrease in average aluminum prices and lower conversion premiums.
The Company continues to see strong demand for aluminum flat rolled products globally, particularly in the automotive segment. In December, the Company announced a $205 million investment to further expand its global automotive aluminum capacity to 900,000 tons annually.

“We are the world's leading supplier of aluminum automotive sheet, pioneering advancements in cutting edge technologies and facilities to meet our customers’ needs,” said Martens. “Ford's introduction last month of the aluminum intensive F-150 pickup truck will truly be a game changer for both the automotive and aluminum industries and Novelis is in an excellent position to capture the significant growth ahead.”

(in $M)	Q3FY14	Q3FY13
	12/31/2013	12/31/2012
Free Cash Flow	$(61)	$(309)
Capital Expenditures	157	193
Free Cash Flow before CapEx	$96	$(116)

For the third quarter of fiscal 2014, Novelis reported liquidity of $806 million. Free cash flow was negative $61 million for the third quarter of fiscal 2014, in part due to $107 million in semi-annual bond interest payments and $157 million in capital expenditures. “We have successfully implemented several strategic actions to improve cash flow particularly around working capital activities, resulting in significantly higher free cash flow results than last year,” said Steve Fisher, Chief Financial Officer for Novelis.

Third Quarter of Fiscal 2014 Earnings Conference Call
Novelis will discuss its third quarter of fiscal 2014 results via a live webcast and conference call for investors at 9:00 a.m. ET on Monday, February 10, 2014. To view slides and listen only, visit the web at https://cc.callinfo.com/r/15ebze4xstdvd&eom. To join by telephone, dial toll-free in North America at 800 732 8470, India toll-free at 0008001007929 or the international toll line at +1 212 231 2907. Presentation materials and access information may also be found at www.novelis.com/investors.

About Novelis
Novelis Inc. is the global leader in aluminum rolled products and the world's largest recycler of aluminum. The company operates in 9 countries, had approximately 11,000 employees and reported revenue of $9.8 billion for its 2013 fiscal year. Novelis supplies premium aluminum sheet and foil products to transportation, packaging, construction, industrial and consumer electronics markets throughout North America, Europe, Asia and South America. The company is part of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit www.novelis.com and follow us on Twitter at twitter.com/Novelis.

Non-GAAP Financial Measures
This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We think that these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Net Income excluding Certain Items, Reconciliation to Adjusted EBITDA and Free Cash Flow.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws.  Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions.  An example of forward looking statements in this new release is our statement that we are well-positioned to capture future growth in the automotive and aluminum industries. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis' actual results could differ materially from those expressed or implied in such statements.  We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our metal hedging activities; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; the impact of restructuring efforts in the future; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy, particularly sectors in which our customers operate; changes in the fair value of derivative instruments; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers’ industries; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our principal credit agreement and other financing agreements; the effect of taxes and changes in tax rates; our indebtedness and our ability to generate cash. The above list of factors is not exhaustive.  Other important risk factors included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013 are specifically incorporated by reference into this news release.

Media Contact:	Investor Contact:
Charles Belbin	Megan Cochard
+1 404 760 4120	+1 404 760 4170
charles.belbin@novelis.com	megan.cochard@novelis.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(In millions)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2013	2012	2013	2012
Net sales	$2,422	$2,321	$7,257	$7,312
Cost of goods sold (exclusive of depreciation and amortization)	2,112	2,036	6,304	6,315
Selling, general and administrative expenses	115	101	344	305
Depreciation and amortization	91	76	247	218
Research and development expenses	12	11	34	36
Interest expense and amortization of debt issuance costs	76	76	227	223
Gain on assets held for sale	(6)	—	(6)	(3)
Restructuring and impairment, net	19	7	46	29
Equity in net loss of non-consolidated affiliates	5	10	12	15
Other income, net	(12)	(10)	(27)	(39)
	2,412	2,307	7,181	7,099
Income before income taxes	10	14	76	213
Income tax (benefit) provision	(3)	11	26	69
Net income	13	3	50	144
Net income attributable to noncontrolling interests	—	—	—	1
Net income attributable to our common shareholder	$13	$3	$50	$143

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In millions, except number of shares)

	December 31, 2013	March 31, 2013
ASSETS
Current assets
Cash and cash equivalents	$527	$301
Accounts receivable, net
— third parties (net of allowances of $4 as of December 31, 2013 and $3 as of March 31, 2013, respectively)	1,326	1,447
— related parties	50	38
Inventories	1,188	1,168
Prepaid expenses and other current assets	100	93
Fair value of derivative instruments	52	109
Deferred income tax assets	130	112
Assets held for sale	33	9
Total current assets	3,406	3,277
Property, plant and equipment, net	3,443	3,104
Goodwill	611	611
Intangible assets, net	642	649
Investment in and advances to non–consolidated affiliates	657	627
Deferred income tax assets	44	75
Other long–term assets
— third parties	169	166
— related parties	13	13
Total assets	$8,985	$8,522
LIABILITIES AND EQUITY
Current liabilities
Current portion of long–term debt	$93	$30
Short–term borrowings	886	468
Accounts payable
— third parties	1,198	1,207
— related parties	58	47
Fair value of derivative instruments	75	74
Accrued expenses and other current liabilities	470	497
Deferred income tax liabilities	18	28
Liabilities held for sale	12	1
Total current liabilities	2,810	2,352
Long–term debt, net of current portion	4,365	4,434
Deferred income tax liabilities	459	504
Accrued postretirement benefits	655	731
Other long–term liabilities	256	262
Total liabilities	8,545	8,283
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of December 31, 2013 and March 31, 2013	—	—
Additional paid–in capital	1,654	1,654
Accumulated deficit	(1,127)	(1,177)
Accumulated other comprehensive loss	(115)	(268)
Total equity of our common shareholder	412	209
Noncontrolling interests	28	30
Total equity	440	239
Total liabilities and equity	$8,985	$8,522

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In millions)

	Nine Months Ended December 31,
	2013	2012
OPERATING ACTIVITIES
Net income	$50	$144
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	247	218
Loss on unrealized derivatives and other realized derivatives in investing activities, net	9	11
Gain on assets held for sale	(6)	(3)
Deferred income taxes	(45)	3
Amortization of fair value adjustments, net	9	9
Equity in net loss of non–consolidated affiliates	12	15
Gain on foreign exchange remeasurement of debt	(3)	(5)
Loss on sale of assets	4	1
Impairment charges	19	3
Amortization of debt issuance costs and carrying value adjustments	19	22
Other, net	(6)	(5)
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from divestitures):
Accounts receivable	151	78
Inventories	(30)	(193)
Accounts payable	(22)	(139)
Other current assets	35	(23)
Other current liabilities	(89)	(83)
Other noncurrent assets	(1)	(18)
Other noncurrent liabilities	3	(13)
Net cash provided by operating activities	356	22
INVESTING ACTIVITIES
Capital expenditures	(522)	(538)
Proceeds from sales of assets, third party, net of transaction fees	7	18
Proceeds from sales of assets, related party, net of transaction fees	8	2
(Outflows) proceeds from investment in and advances to non–consolidated affiliates, net	(12)	3
Proceeds from settlement of other undesignated derivative instruments, net	6	10
Net cash used in investing activities	(513)	(505)
FINANCING ACTIVITIES
Proceeds from issuance of debt	138	296
Principal payments	(113)	(93)
Short–term borrowings, net	359	304
Dividends, noncontrolling interest	—	(2)
Acquisition of noncontrolling interest in Novelis Korea Ltd.	—	(9)
Debt issuance costs	(8)	(3)
Net cash provided by financing activities	376	493
Net increase (decrease) in cash and cash equivalents	219	10
Effect of exchange rate changes on cash	7	13
Cash and cash equivalents — beginning of period	301	317
Cash and cash equivalents — end of period	$527	$340

Reconciliation from Net Income Attributable to our Common Shareholder to Adjusted EBITDA

Novelis is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis.

	Three Months Ended December 31,		Nine Months Ended December 31,
(in millions)	2013	2012	2013	2012
Net income attributable to our common shareholder	$13	$3	$50	$143
Noncontrolling interests	—	—	—	(1)
Income tax benefit (provision)	3	(11)	(26)	(69)
Interest, net	(74)	(74)	(223)	(219)
Depreciation and amortization	(91)	(76)	(247)	(218)
EBITDA	175	164	546	650

Unrealized gain (loss) on derivatives	3	4	(5)	(7)
Realized gain on derivative instruments not included in segment income	2	—	6	2
Proportional consolidation	(11)	(11)	(30)	(31)
Gain on assets held for sale	6	—	6	3
Restructuring and impairment, net	(19)	(7)	(46)	(29)
Other (expense) income, net	(9)	(7)	(20)	(9)
Adjusted EBITDA	$203	$185	$635	$721

The following table shows the “Free cash flow” for the nine months ended December 31, 2013 and 2012 and the ending balances of cash and cash equivalents (in millions).

	Nine Months Ended December 31,
	2013	2012
Net cash provided by operating activities	$356	$22
Net cash used in investing activities	(513)	(505)
Less: Proceeds from sales of assets	(15)	(20)
Free cash flow	$(172)	$(503)
Ending cash and cash equivalents	$527	340

The following table shows Net income attributable to our common shareholder excluding certain items for the three months ended December 31, 2013 and 2012 (in millions). We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended December 31,
	2013	2012

Net income	$13	$3
Certain items:
Gain on assets held for sale	(6)	—
Restructuring and impairment, net	19	7
Tax effect on certain items	(3)	(1)
Net income, excluding certain items	$23	$9